Exhibit 99.1

Ginkgo Bioworks Reports Second Quarter 2023 Financial Results

Ginkgo added 21 new Cell Programs to the Foundry platform in Q2 2023

Highlighted continued success selling into large established biotech R&D organizations with recently expanded relationships with Sumitomo, Novo Nordisk, and Merck

Ginkgo ended Q2 2023 with approximately $1.1 billion in cash and cash equivalents, providing a strong multi-year runway as Ginkgo continues to drive towards profitability

BOSTON, MA – August 9, 2023 – Ginkgo Bioworks Holdings, Inc. (NYSE: DNA, “Ginkgo”), which is building the leading platform for cell programming and biosecurity, today announced its results for the second quarter ended June 30, 2023. The update, including a webcast slide presentation with additional details on the second quarter and supplemental financial information, will be available at investors.ginkgobioworks.com.

“I’m really energized by the work that we have done at Ginkgo this past quarter,” said Jason Kelly, co-founder and CEO of Ginkgo. “This has been a record quarter on several dimensions, we launched more programs than we ever have before and are seeing strong output from our Foundry. While we still have much more to do, many of the investments we have made to make biology more like an engineering discipline are paying off. This is being reflected not only in our output but also in the outcomes we’re delivering for our partners, and we’re honored to have more and more technically sophisticated customers trusting Ginkgo to manage their R&D efforts.”

Recent Business Highlights & Strategic Positioning

•
Added 21 new Cell Programs to the Foundry platform in Q2 2023, representing 62% growth over the prior year period
o
In addition to bringing new customers onto the platform, Ginkgo progressed and/or expanded several partnerships with market leading companies including Sumitomo, Novo Nordisk, and Merck
•
Ginkgo’s Cell Engineering segment generated services revenue, which does not include downstream value share revenue, of $44 million, a 72% increase versus the second quarter of 2022
•
Ginkgo’s Biosecurity segment generated $35 million of revenue in the second quarter. As the COVID-19 public health emergency came to an end in the United States during the quarter, Biosecurity revenue continues to shift away from COVID-19 testing programs in schools and communities towards a more recurring model focused on long-term biosecurity infrastructure
o
Concentric continues to expand internationally, with partnerships in 10 countries outside the U.S., including a recently announced Memorandum of Understanding in Panama, our first partnership in Latin America and a key international hub
•
Across both segments, Ginkgo continues to advance its relationships with the US government and has been recently awarded contracts from the Intelligence Advanced Research Projects Agency (IARPA) and the Defense Advanced Research Projects Agency (DARPA) to develop improvements in biosecurity and biomanufacturing, in addition to ongoing biosecurity work with the US Centers for Disease Control and Prevention (CDC)

Appointment of Shyam Sankar as Chair of Ginkgo’s Board of Directors

Shyam Sankar, who has served on Ginkgo’s board of directors since 2015, has been unanimously appointed Chair of Ginkgo’s board. Mr. Sankar is the Chief Technology Officer at Palantir Technologies and brings a wealth of experience in key technology and growth areas for Ginkgo, including artificial intelligence and government partnerships. Marijn Dekkers, who has served as Ginkgo’s Chair since joining the board in 2019, will remain an active director on the board.

“We are so excited to have Shyam step into this leadership position on our board as we see real opportunities in areas in which he’s a world expert, including artificial intelligence,” said Jason Kelly, co-founder and CEO of Ginkgo. “Shyam has been extremely helpful over the last eight years of tremendous growth, and we look forward to his guidance and leadership as he steps into this new role. Shyam is building on the strong foundation Marijn has built. I’m extremely grateful for Marijn’s leadership and partnership throughout his tenure as Chair and look forward to continued collaboration as he continues in a director role. We look forward to working with both Shyam and Marijn in Ginkgo’s next phase of growth.”

Second Quarter 2023 Financial Highlights

•
Second quarter 2023 Total revenue of $81 million, down from $145 million in the comparable prior year period, a decrease of 44% primarily driven by the expected ramp down of K-12 testing in Ginkgo’s Biosecurity segment
•
Second quarter 2023 Cell Engineering revenue of $45 million, up from $44 million in the comparable prior year period
o
Cell Engineering services revenue, which does not include downstream value share revenue, increased by 72% in the second quarter of 2023 compared to the prior year period
•
Second quarter 2023 Biosecurity revenue of $35 million with gross profit margin of 49%
•
Second quarter 2023 Loss from operations of $(184) million (inclusive of stock-based compensation expense of $62 million), compared to Loss from operations of $(648) million in the comparable prior year period (inclusive of stock-based compensation expense of $607 million). The stock-based compensation expense primarily relates to the continued GAAP accounting for the modification of restricted stock units issued prior to Ginkgo becoming a public company, as disclosed in our annual report on Form 10-K filed with the SEC on March 13, 2023, and which we expect will continue to ramp down significantly in the second half of 2023
•
Second quarter 2023 Adjusted EBITDA of $(75) million, down from $(24) million in the comparable prior year period driven by both the higher run-rate of expenses in Cell Engineering and the as-expected decline in Biosecurity revenue
•
Cash and cash equivalents balance as of the end of the second quarter of approximately $1.1 billion puts Ginkgo in a strong financial position to pursue its strategic objectives

Full Year 2023 Outlook

•
Ginkgo is targeting 100 new Cell Programs to the Foundry platform in 2023
•
Ginkgo is expecting Total revenue of $245 to $260 million in 2023
o
Ginkgo revised its expectation for Cell Engineering revenue to $145 to $160 million in 2023. This guidance excludes the impact of any downstream value share revenue. This revision is driven by an evolution in the typical size and structure of our contracts, including success-based pricing which is impacting the timing of revenue recognition. The flexibility we’re able to provide to customers during an ongoing challenging environment, particularly for industrial biotechnology, is a key part of our value proposition.
o
While Biosecurity remains an uncertain business, Ginkgo continues to expect Biosecurity revenue in 2023 of at least $100 million, including a mix shift towards emerging product lines that are expected to be more recurring in nature, such as federal and international partnerships supporting pathogen monitoring and biosecurity infrastructure development

Conference Call Details

Ginkgo will host a videoconference today, Wednesday, August 9, 2023, beginning at 5:30 p.m. ET. The presentation will include an overview of the second quarter financial performance, recent business updates, a discussion on Ginkgo’s outlook, as well as a moderated question and answer session.

To ask a question ahead of the presentation, please submit your questions to @Ginkgo on X (the social network formerly known as Twitter) (hashtag #GinkgoResults) or by sending an e-mail to investors@ginkgobioworks.com.

A webcast link is available on Ginkgo's Investor Relations website and a replay will be made available following the presentation.

Ginkgo Investor Website: https://investors.ginkgobioworks.com/events/

Audio-Only Dial Ins:
+1 646 876 9923 (New York)

+1 301 715 8592 (Washington DC)

+1 312 626 6799 (Chicago)

+1 669 900 6833 (San Jose)

+1 253 215 8782 (Tacoma)

+1 346 248 7799 (Houston)

+1 408 638 0968 (San Jose)

Webinar ID: 914 4736 3590

If you experience technical difficulties with any of these dial-ins or if you need international dial-in numbers, please visit our web site at https://investors.ginkgobioworks.com/events/ for updated dial-in information.

About Ginkgo Bioworks

Ginkgo Bioworks is the leading horizontal platform for cell programming, providing flexible, end-to-end services that solve challenges for organizations across diverse markets, from food and agriculture to pharmaceuticals to industrial and specialty chemicals. Ginkgo's biosecurity and public health unit, Concentric by Ginkgo, is building global infrastructure for biosecurity to empower governments, communities, and public health leaders to prevent, detect and respond to a wide variety of biological threats. For more information, visit ginkgobioworks.com and concentricbyginkgo.com, read our blog, or follow us on social media channels such as X (the social network formerly known as Twitter) (@Ginkgo and @ConcentricByGBW), Instagram (@GinkgoBioworks and @ConcentricByGinkgo), Threads (@GinkgoBioworks) or LinkedIn.

Forward-Looking Statements of Ginkgo Bioworks

This press release, the presentation, and the conference call and webcast contain certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our plans, strategies, including with respect to our balance sheet and cash runway, acquisitions, current expectations, operations and anticipated results of operations, both business and financial, including opportunities for increased operational efficiency, potential customer success, including successful application of our offerings by our customers, expectations with regard to revenue, the nature of such revenue and any related downstream value share associated with such revenue, expenses, including our stock-based compensation expenses, our full year 2023 outlook, and the market environment, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements generally are identified by the words "believe," "can," "project," "potential," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) volatility in the price of Ginkgo's securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Ginkgo operates and plans to operate, variations in performance across competitors, and changes in laws and regulations affecting Ginkgo's business, (ii) the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional business opportunities, (iii) the risk of downturns in demand for products using synthetic biology, (iv) the uncertainty regarding the demand for passive monitoring programs and biosecurity services, (v) changes to the biosecurity industry, including due to advancements in technology, emerging competition and evolution in industry demands, standards and regulations, (vi) our ability to realize the expected benefits of merger and acquisition transactions, (vii) the outcome of any legal proceedings against Ginkgo, including as a result of recent acquisitions, (viii) our ability to realize the expected benefits from and the success of our Foundry platform programs, (ix) our ability to successfully develop engineered cells, bioprocesses, data packages or other deliverables, and (x) the product development or commercialization success of our customers. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Ginkgo's most recent quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the "SEC"), and other documents filed by Ginkgo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ginkgo assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Ginkgo does not give any assurance that it will achieve its expectations.

Use of Non-GAAP Financial Measures

Certain of the financial measures included in this release, including Adjusted EBITDA, have not been prepared in accordance with generally accepted accounting principles ("GAAP"), and constitute "non-GAAP financial measures" as defined by the SEC. Ginkgo has included these non-GAAP financial measures because it believes they provide an additional tool for investors to use in evaluating Ginkgo's financial performance and prospects. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. These non-GAAP financial measures are supplemental to, should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. In addition, these non-GAAP financial measures may differ from non-GAAP financial measures with comparable names used by other companies. See the reconciliation below for additional information regarding certain of the non-GAAP financial measures included in this release, including a description of these non-GAAP financial measures and a reconciliation of the historic measures to Ginkgo's most comparable GAAP financial measures.

Ginkgo Bioworks Contacts:

INVESTOR CONTACT:

investors@ginkgobioworks.com

MEDIA CONTACT:

press@ginkgobioworks.com

Ginkgo Bioworks Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data, unaudited)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$ 1,105,787	$ 1,315,792
Accounts receivable, net	68,019	80,907
Accounts receivable - related parties	899	1,558
Inventory, net	391	4,364
Prepaid expenses and other current assets	48,357	47,458
Total current assets	1,223,453	1,450,079
Property, plant and equipment, net	294,244	314,773
Operating lease right-of-use assets	391,430	400,762
Investments	119,944	112,188
Equity method investments	1,120	1,543
Intangible assets, net	105,033	111,041
Goodwill	58,829	60,210
Other non-current assets	97,946	88,725
Total assets	$ 2,291,999	$ 2,539,321
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 13,630	$ 10,451
Deferred revenue	39,223	47,817
Accrued expenses and other current liabilities	110,478	114,694
Total current liabilities	163,331	172,962
Non-current liabilities:
Deferred revenue, net of current portion	179,903	174,767
Operating lease liabilities, non-current	410,938	413,256
Warrant liabilities	14,146	10,868
Other non-current liabilities	20,096	31,191
Total liabilities	788,414	803,044
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	196	190
Additional paid-in capital	6,280,632	6,136,378
Accumulated deficit	(4,775,943)	(4,397,659)
Accumulated other comprehensive loss	(1,300)	(2,632)
Total stockholders’ equity	1,503,585	1,736,277
Total liabilities and stockholders’ equity	$ 2,291,999	$ 2,539,321

Ginkgo Bioworks Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data, unaudited)

Three Months Ended June 30,	Six Months Ended June 30,

	2023	2022 (as adjusted*)	2023	2022 (as adjusted*)
Cell Engineering revenue	$ 45,283	$ 44,242	$ 79,379	$ 65,730
Biosecurity revenue:
Product	10,788	3,887	22,454	17,834
Service	24,497	96,489	59,437	229,459
Total revenue	80,568	144,618	161,270	313,023
Costs and operating expenses:
Cost of Biosecurity product revenue	2,034	2,444	6,575	10,539
Cost of Biosecurity service revenue	16,062	61,467	33,896	138,804
Research and development (1)	144,282	290,059	306,921	613,635
General and administrative (1)	102,341	438,427	213,774	873,195
Total operating expenses	264,719	792,397	561,166	1,636,173
Loss from operations	(184,151)	(647,779)	(399,896)	(1,323,150)
Other income (expense):
Interest income, net	14,349	2,264	28,894	2,441
Loss on equity method investments	(67)	(10,166)	(1,516)	(31,053)
Loss on investments	(2,121)	(38,673)	(8,491)	(38,223)
Change in fair value of warrant liabilities	(4,482)	23,509	(3,278)	108,544
Gain on deconsolidation of subsidiary	—	—	—	15,900
Other income, net	3,224	230	6,152	2,149
Total other income (expense), net	10,903	(22,836)	21,761	59,758
Loss before income taxes	(173,248)	(670,615)	(378,135)	(1,263,392)
Income tax expense (benefit)	67	(45)	149	(229)
Net loss	(173,315)	(670,570)	(378,284)	(1,263,163)
Loss attributable to non-controlling interest	—	(1,745)	—	(3,833)
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$ (173,315)	$ (668,825)	$ (378,284)	$ (1,259,330)
Net loss per share attributable to Ginkgo Bioworks Holdings, Inc. common stockholders, basic and diluted	$ (0.09)	$ (0.41)	$ (0.20)	$ (0.78)
Weighted average common shares outstanding, basic and diluted	1,933,437	1,620,704	1,924,251	1,614,138
Comprehensive loss:
Net loss	$ (173,315)	$ (670,570)	$ (378,284)	$ (1,263,163)
Other comprehensive income (loss):
Foreign currency translation adjustment	314	(3,141)	1,332	(3,781)
Total other comprehensive income (loss)	314	(3,141)	1,332	(3,781)
Comprehensive loss	$ (173,001)	$ (673,711)	$ (376,952)	$ (1,266,944)

* As adjusted to reflect the impact of the adoption of Accounting Standards Codification Topic 842, Leases (“ASC 842”). See Note 1 to the condensed consolidated financial statements contained in Part I, Item 1 of this Quarterly Report on Form 10-Q for a summary of the adjustments.

(1)

R&D and G&A expenses included a significant charge for stock-based compensation expense as a result of the modification of the vesting terms of RSUs and all related earnout shares. Total stock-based compensation expense, inclusive of employer payroll taxes, was allocated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022 (as adjusted*)	2023	2022 (as adjusted*)
Research and development	$ 40,569	$ 217,291	$ 88,110	$ 483,631
General and administrative	21,908	389,979	49,567	782,674
Total	$ 62,477	$ 607,270	$ 137,677	$ 1,266,305

Ginkgo Bioworks Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended June 30,
	2023	2022 (as adjusted*)
Cash flows from operating activities:
Net loss	$ (378,284)	$ (1,263,163)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,610	17,968
Stock-based compensation	134,474	1,259,336
Loss on equity method investments	1,516	31,053
Loss on investments	8,491	38,223
Change in fair value of warrant liabilities	3,278	(108,544)
Change in fair value of contingent consideration liability	8,453	300
Gain on deconsolidation of subsidiary	—	(15,900)
Impairment loss on assets held for sale	9,001	—
Non-cash customer consideration	(353)	(18,139)
Non-cash lease expense	16,327	7,536
Amortization of finance lease right-of-use assets	569	1,004
Non-cash in-process research and development	3,981	1,162
Other non-cash activity	2,213	502
Changes in operating assets and liabilities:
Accounts receivable	15,397	(38,598)
Prepaid expenses and other current assets	9,538	4,373
Inventory	2,549	(4,740)
Operating lease right-of-use assets	4,096	—
Other non-current assets	(2,426)	(419)
Accounts payable	2,993	10,650
Accrued expenses and other current liabilities	(6,997)	(12,881)
Deferred revenue, current and non-current	(21,372)	(19,708)
Operating lease liabilities, current and non-current	(13,250)	(5,332)
Other non-current liabilities	(922)	(3,989)
Net cash used in operating activities	(164,118)	(119,306)
Cash flows from investing activities:
Cash acquired in acquisition	—	1,440
Purchase of convertible note	—	(6,500)
Purchases of property and equipment	(32,974)	(13,153)
Proceeds from sale of equipment	2,926	77
Prepayment for marketable equity securities	—	(3,691)
Deconsolidation of subsidiaries - cash	—	(28,772)
Other	(590)	(49)
Net cash used in investing activities	(30,638)	(50,648)
Cash flows from financing activities:
Principal payments on finance leases	(648)	(609)
Contingent consideration payment	(1,042)	(521)
Other	(579)	(905)
Net cash provided by financing activities	(2,269)	(2,035)
Effect of foreign exchange rates on cash and cash equivalents	(495)	(104)
Net (decrease) increase in cash, cash equivalents and restricted cash	(197,520)	(172,093)

Cash and cash equivalents, beginning of period	1,315,792	1,550,004
Restricted cash, beginning of period	53,789	42,924

Cash, cash equivalents and restricted cash, beginning of period	1,369,581	1,592,928

Cash and cash equivalents, end of period	1,105,787	1,377,152
Restricted cash, end of period	66,274	43,683
Cash, cash equivalents and restricted cash, end of period	$ 1,172,061	$ 1,420,835

* As adjusted to reflect the impact of the adoption of ASC 842. See Note 1 to the condensed consolidated financial statements contained in Part I, Item 1 of this Quarterly Report on Form 10-Q for a summary of the adjustments.

Ginkgo Bioworks Holdings, Inc.
Selected Non-GAAP Financial Measures
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022 (as adjusted*)	2023	2022 (as adjusted*)
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$ (173,315)	$ (668,825)	$ (378,284)	$(1,259,330)
Interest income, net	(14,349)	(2,264)	(28,894)	(2,441)
Income tax expense (benefit)	67	(45)	149	(229)
Depreciation and amortization	17,652	9,028	36,610	17,968
EBITDA	(169,945)	(662,106)	(370,419)	(1,244,032)
Stock-based compensation (1)	62,477	607,270	137,677	1,266,305
Loss on equity method investments (2)	67	9,952	1,516	30,216
Loss on investments	2,121	38,673	8,491	38,223
Change in fair value of warrant liabilities	4,482	(23,509)	3,278	(108,544)
Gain on deconsolidation of subsidiary	—	—	—	(15,900)
Merger and acquisition related expenses (3)	16,493	4,321	34,855	8,167
Asset impairment (4)	9,001	—	9,001	—
Change in fair value of convertible notes	(152)	906	(196)	332
Adjusted EBITDA	$ (75,456)	$ (24,493)	$ (175,797)	$ (25,233)

* As adjusted to reflect the impact of the adoption of ASC 842. See Note 1 to the condensed consolidated financial statements contained in Part I, Item 1 of this Quarterly Report on Form 10-Q for a summary of the adjustments.

(1)

For the three and six months ended June 30, 2023, includes $1.0 million and $3.2 million, respectively, in employer payroll taxes. For the three and six months ended June 30, 2022, includes $0.8 million and $7.0 million, respectively, in employer payroll taxes.

(2)	Represents losses on equity method investments under the hypothetical liquidation at book value method, net of losses attributable to non-controlling interests.
(3)

Represents transaction and integration costs directly related to mergers and acquisitions including (i) due diligence, legal, consulting and accounting fees associated with acquisitions, (ii) post-acquisition employee retention bonuses and severance payments, (iii) the fair value adjustments to contingent consideration liabilities resulting from acquisitions, and (iv) acquired intangible assets expensed as in-process research and development associated with asset acquisitions.

(4)	Represents impairment loss on lab equipment acquired as part of the Zymergen, Inc. acquisition.

Ginkgo Bioworks Holdings, Inc.
Segment Information
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022 (as adjusted*)	2023	2022 (as adjusted*)
Revenue:
Cell Engineering	$ 45,283	$ 44,242	$ 79,379	$ 65,730
Biosecurity	35,285	100,376	81,891	247,293
Total revenue	80,568	144,618	161,270	313,023
Segment cost of revenue:
Biosecurity	18,096	63,911	40,471	149,343
Segment research and development expense:
Cell Engineering	86,083	63,948	184,605	112,359
Biosecurity	528	443	1,095	960
Total segment research and development expense	86,611	64,391	185,700	113,319
Segment general and administrative expense:
Cell Engineering	50,907	36,601	112,599	63,294
Biosecurity	16,699	12,409	30,655	25,644
Total segment general and administrative expense	67,606	49,010	143,254	88,938
Segment operating (loss) income:
Cell Engineering	(91,707)	(56,307)	(217,825)	(109,923)
Biosecurity	(38)	23,613	9,670	71,346
Total segment operating loss	(91,745)	(32,694)	(208,155)	(38,577)
Operating expenses not allocated to segments:
Stock-based compensation (1)	62,477	607,270	137,677	1,266,305
Depreciation and amortization	17,652	9,028	36,610	17,968
Asset impairment	9,001	—	9,001	—
Change in fair value of contingent consideration liability	3,276	(1,213)	8,453	300
Loss from operations	$ (184,151)	$ (647,779)	$ (399,896)	$ (1,323,150)

* As adjusted to reflect the impact of the adoption of ASC 842. See Note 1 to the condensed consolidated financial statements contained in Part I, Item 1 of this Quarterly Report on Form 10-Q for a summary of the adjustments.

(1) Includes $1.0 million and $0.8 million in employer payroll taxes for the three months ended June 30, 2023 and 2022, respectively, and $3.2 million and $7.0 million in employer payroll taxes for the six months ended June 30, 2023 and 2022, respectively.